Exhibit 3.2(a)

TERRITORY OF THE BRITISH VIRGIN ISLANDS BVI BUSINESS COMPANIES ACT, 2004 CERTIFICATE OF INCORPORATION (SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

AVENAL RIVER LIMITED

BVI COMPANY NUMBER: 1968915

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 30th day of January, 2018.

for REGISTRAR OF CORPORATE AFFAIRS 30th day of January, 2018